                                                                   Exhibit 10.25


                             [GENOMICA LETTERHEAD]



                        4001 Discovery Drive, Suite 130
                            Boulder, Colorado 80303
                             Phone: (303) 402-9800
                              Fax: (303) 402-9877







                            Product Development and
                              Reseller Agreement




                                 April 7, 2000


The information in this Agreement shall not be disclosed outside PE Biosystems and shall not be duplicated, used or disclosed in whole or in part for any purpose other than to evaluate the Agreement, provided that if the Agreement is signed, PE Biosystems shall have the right to duplicate, use or disclose the information for archival and other internal purposes, or as otherwise provided by the Agreement. This restriction does not limit the right of PE Biosystems to use information contained in the Agreement if it is obtained from another source authorized to disclose it.

Table of Contents
Table of Contents......................................................................  2
Section 1.0   Definitions..............................................................  7
   1.1    Distribute...................................................................  7
   1.2    Documentation................................................................  7
   1.3    End-Customer.................................................................  7
   1.4    Evaluation Product...........................................................  8
   1.5    Exclusive....................................................................  8
   1.6    Genomica Product.............................................................  8
   1.7    GeneMapper Product...........................................................  8
   1.8    Object Code..................................................................  8
   1.9    Sale.........................................................................  8
   1.10     Software License Agreement.................................................  8
   1.11     Sold Product...............................................................  9
   1.12     Source Code................................................................  9
   1.13     Source Party...............................................................  9
   1.14     Technical Support..........................................................  9
   1.15     Technical Support and Maintenance Agreement................................  9

Section 2.0     APPOINTMENT AS RESELLER................................................  9
   2.1    Appointment of Reseller......................................................  9
   2.2    Conditional Exclusivity......................................................  9
   2.3    Effect of Non-Exclusivity.................................................... 10
   2.4    Relationship as Asset........................................................ 10
Section 3.0     GENOMICA PRODUCT LICENSE GRANT......................................... 10
   3.1    Distribution License......................................................... 10
   3.2    Copying License Grant........................................................ 11
   3.3    Evaluation, Training and Demonstration License Grant......................... 11
   3.4    Development License Grant.................................................... 11
   3.5    Documentation License Grant.................................................. 11
   3.6    Proprietary Notices.......................................................... 11
   3.7    Ownership.................................................................... 11
   3.8    Derivative Rights............................................................ 12
   3.9    Remedies..................................................................... 12


Section 4.0  REPRESENTATIONS AND OBLIGATIONS..............................................  12
   4.1    Product Feedback................................................................  12
   4.2    Representations on Behalf of the Other Party....................................  12
   4.3    Ethical Conduct.................................................................  12
   4.4    Representations.................................................................  13
Section 5.0  MARKETING AND LAUNCH SUPPORT.................................................  13
   5.1    Appointment of Principal Marketing Contact Person...............................  13
   5.2    Datasheet Development...........................................................  13
   5.3    Genomica Collateral Material....................................................  13
   5.4    Tag-Along Marketing.............................................................  13
   5.5    Advertising.....................................................................  14
   5.6    Co-Marketing Responsibilities...................................................  14
   5.7    Industry Events.................................................................  14
   5.8    Users Conference Participation..................................................  14
   5.9    PEB Internal Sales Meetings.....................................................  14
   5.10     Sales Training................................................................  14
   5.11     Sales Binder..................................................................  15
   5.12     Mutual References.............................................................  15
   5.13     Promotional Materials.........................................................  15
   5.14     Evaluation, Training and Demonstration License Grant..........................  15
Section 6.0  BRANDING AND TRADEMARKS......................................................  15
   6.1    Dual-Branding...................................................................  15
   6.2    Trademarks......................................................................  16
   6.3    Use of Trademarks...............................................................  16
Section 7.0  GENOMICA PRODUCT DEVELOPMENT.................................................  16
   7.1    Appointment of Project Manager..................................................  16
   7.2    Development Schedule Sharing....................................................  16
   7.3    Integration Definition..........................................................  17
   7.4    Integration Testing.............................................................  17
   7.5    GeneMapper Product License Grant................................................  17
   7.6    Beta Sites......................................................................  17
   7.7    Pre-Release Evaluation Program Participation....................................  17
   7.8    Genomica Product Updates........................................................  17
   7.9    Retiring Genomica Product.......................................................  17


  7.10    Retiring GeneMapper Product....................................................................  18
  7.11    Ownership of Integration Intellectual Property.................................................  18
Section 8.0  TECHNICAL SUPPORT...........................................................................  18
  8.1     End-Customer Technical Support by Genomica.....................................................  18
  8.2     End-Customer Technical Support by PEB..........................................................  18
    8.2.1   PEB Responsible For Total Customer Support...................................................  18
    8.2.2   Technical Support Outside of North America and Europe........................................  18
    8.2.3   Technical Support In North America and Europe................................................  19
    8.2.4   Customer Dissatisfaction with Genomica Support...............................................  19
    8.2.5   Technical Support Warranties.................................................................  19
    8.2.6   Technical Support Assistance from Genomica...................................................  19
  8.3     GeneMapper Product Technical Support Requests to Genomica......................................  19
  8.4     Evaluation Product Support.....................................................................  19
Section 9.0  MANUFACTURING AND DISTRIBUTION..............................................................  20
  9.1     Materials Hand-off.............................................................................  20
    9.1.1   Materials Acceptance.........................................................................  20
  9.2     CD Manufacturing and Quality Assurance.........................................................  20
  9.3     Documentation Manufacturing and Quality Assurance..............................................  20
  9.4     Shipping Container Manufacturing and Quality Assurance.........................................  20
  9.5     Genomica Product Package Assembly..............................................................  21
  9.6     Genomica Sign-off..............................................................................  21
  9.7     Genomica Product Inventory.....................................................................  21
  9.8     Genomica Product Distribution..................................................................  21
  9.9     Distribution of Current Materials..............................................................  21
  9.10      Evaluation Product Distribution..............................................................  21
  9.11      Update Product Distribution..................................................................  21
Section 10.0 SALES, ORDER PROCESSING AND COLLECTIONS.....................................................  22
  10.1      PEB Sales Material...........................................................................  22
  10.2      PEB Sales Effort.............................................................................  22
  10.3      Genomica Presales Support....................................................................  22
  10.4      Sale of Technical Support and Maintenance Contracts..........................................  22
     10.4.1  Notification of Technical Support and Maintenance Sale......................................  22
  10.5      Sales Leads..................................................................................  23
  10.6      Order Processing.............................................................................  23
  10.7      Collections..................................................................................  23
Section 11.0 PAYMENTS TO GENOMICA........................................................................  23
  11.1      Fees.........................................................................................  23
     11.1.1  Payments....................................................................................  23


     11.1.2   Fee Payment Schedule.....................................................................  23
     11.1.3   Non Fee-Generating Activities............................................................  23
     11.1.4   Returns..................................................................................  24
  11.2   Payments......................................................................................  24
     11.2.1   Form of Payment..........................................................................  24
     11.2.2   Late Payments............................................................................  24
     11.2.3   Right to Challenge.......................................................................  24
  11.3   Reporting.....................................................................................  24
  11.4   Record Inspection and Audit...................................................................  24
     11.4.1   Record Keeping and Archiving.............................................................  24
     11.4.2   Auditing.................................................................................  24
     11.4.3   Underpayment.............................................................................  25
  11.5   Taxes.........................................................................................  25
Section 12.0  TERM AND TERMINATION.....................................................................  25
  12.1   Initial Term..................................................................................  25
  12.2   Termination...................................................................................  25
     12.2.1   Breach...................................................................................  25
     12.2.2   Insolvency...............................................................................  26
     12.2.3   Acquisition, Change of Control or Merger.................................................  26
  12.3   Effect of Termination.........................................................................  26
  12.4   Survival......................................................................................  26
Section 13.0  CONFIDENTIALITY..........................................................................  26
  13.1   Obligations...................................................................................  26
  13.2   Exceptions....................................................................................  27
  13.3   Confidentiality Agreements....................................................................  27
Section 14.0  WARRANTY.................................................................................  28
  14.1   Ownership Warranty............................................................................  28
  14.2   Genomica Warranty Disclaimer..................................................................  28
Section 15.0  INDEMNITIES..............................................................................  28
  15.1   Indemnity.....................................................................................  28
  15.2   Exclusions....................................................................................  28
  15.3   Exclusive Remedies............................................................................  29
  15.4   Sole Obligation...............................................................................  29
  15.5   PEB Indemnity.................................................................................  29
  15.6   Sole Obligation...............................................................................  29
Section 16.0  LIMITATION OF LIABILITY..................................................................  29
Section 17.0  MISCELLANEOUS............................................................................  30
  17.1   Confidentiality of Agreement..................................................................  30


  17.2  Solicitation....................................................................................  30
  17.3  Assignment......................................................................................  30
  17.4  Parties Independent.............................................................................  30
  17.5  Force Majeure...................................................................................  31
  17.6  Notices.........................................................................................  31
  17.7  Governing Law; Forum Selection..................................................................  31
  17.8  Export Regulations..............................................................................  31
  17.9  Government Rights...............................................................................  32
  17.10 Severability....................................................................................  32
  17.11 Waiver..........................................................................................  32
  17.12 Entire Agreement................................................................................  32
EXHIBIT A--GENOMICA PRODUCT DESCRIPTION.................................................................  33
EXHIBIT B--SOFTWARE LICENSE AGREEMENT...................................................................  34
EXHIBIT C--TECHNICAL SUPPORT AND MAINTENANCE AGREEMENT..................................................  36
EXHIBIT D--PAYMENTS AND SALES MILESTONES................................................................  39
EXHIBIT E--TRADEMARKS...................................................................................  40
EXHIBIT F--GENOMICA PRODUCT BILL OF MATERIALS...........................................................  41
EXHIBIT G--MONTHLY AND QUARTERLY REPORTING FORMAT.......................................................  42

This Product Development and Reseller ("Agreement") is entered into this 7th day of April, 2000 (the "Effective Date") by and between Genomica Corporation, a Delaware Corporation with principal offices at 1745 38th Street, Boulder, Colorado 80301 ("Genomica"), and PE Corporation, by and through its PE Biosystems divisions, a Delaware corporation with principal offices at 850 Lincoln Center Drive, Foster City, California 94404 ("PEB").

                                   RECITALS

Whereas, PEB desires that Genomica develop, and Genomica desires to develop, a functional subset of Genomica genetic analysis software that shall be fully interoperable with PEB's GeneMapper Software Product and that PEB may resell and Distribute as provided in this Agreement;

Whereas, the parties entered into a Joint Development And Marketing Ageement, effective September 17, 1999 (the "Joint Development"), which describes the cooperation between the parties in developing software products in the field of high throughput linkage viz-a-viz gene sequencing;

Whereas, the parties now desire to provide further detail respecting the Joint Development by setting forth, in this Agreement, additional development and resale provisions applicable to software developed primarily by Genomica, as described herein.

Now, Therefore, in consideration of the foregoing and the mutual covenants contained herein, the parties agree as follows:

Section 1.0  Definitions

The following words, terms and phrases shall, in this Agreement, have the following meanings, which shall apply equally to both the singular and plural forms of the terms defined:

1.1  Distribute

"Distribute" means to issue, transfer or make available to an End-Customer a Genomica Product by any means now known or hereafter developed.

1.2  Documentation

"Documentation" means all written or electronic technical documentation furnished by Genomica during the term of this Agreement that relates to the Genomica Product.

1.3  End-Customer

"End-Customer" means an entity that has obtained from PEB or its Sub-Distributors (as defined in Section 3.11) a valid license to the GeneMapper Product and one or more Sold Products for use internally and not for resale, service bureau (including, but not limited to an Application Service Provider) or other non-internal commercial use.

1.4   Evaluation Product

"Evaluation Product" means an Object Code version of the Genomica Product that is provided, at no charge, to an End-Customer for the purpose of evaluating the fitness of the Genomica Product to the needs of the End-Customer. An Evaluation Product must be Distributed for nonproductive, demonstration use with a usage limitation consistent with the purpose of fitness evaluation, dictated by Genomica and subject to approval of PEB, which approval shall not be unreasonably withheld.

1.5   Exclusive

"Exclusive" means PEB shall be the sole distributor of the Genomica Product having the specific features of Exhibit A.

1.6   Genomica Product

"Genomica Product" means the Object Code format only of a Genomica software product, with the features as described in Exhibit A, which shall integrate with PEB's GeneMapper Product in such a manner as to enhance the utility and marketability of PEB's GeneMapper Product.

1.7   GeneMapper Product

"GeneMapper Product" means the PEB Software Product that performs Allele Calling, including Personal Oracle, or any functionally similar product developed and licensed by PEB.

1.8   Object Code

"Object Code" means unmodified software related to the Genomica Product that is used in the installation or operation of the Genomica Product or in the preparation of data for, loading of data into or re-formatting of data exported from the Genomica Product. Object Code includes any Java code, any Oracle scripts, stored procedures, etc., and any other scripts or codes whether they be machine-readable or human readable. Object Code also includes any code or other information obtained by running analytic or transformation tools (such as decompilers) on any of the above types of items.

1.9   Sale

"Sale" means the Distribution of a Genomica Product or Technical Support and Maintenance Agreement, regardless of when billing or fee collection actually occurs by PEB.

1.10  Software License Agreement

"Software License Agreement" means an agreement between Genomica and an End-Customer that grants the End-Customer the right to use the Genomica Product. An example of a Software License Agreement is contained in Exhibit B. In no case shall the terms of the license in Exhibit B interfer with or impair the terms of this Agreement.

1.11  Sold Product

"Sold Product" means a license, acquired by an End-Customer, for a non usage-limited Object Code version of a Genomica Product.

1.12  Source Code

"Source Code" means any software relevant to this Agreement that is not specifically defined as Object Code.

1.13  Source Party

"Source Party" means either Genomica or PEB, who in the context of a particular contract term is the party that is providing the product being discussed.

1.14  Technical Support

"Technical Support" means commercially reasonable efforts, undertaken to provide End-Customers with answers to questions, or to provide valid Technical Support and Maintenance Agreement licensees with software updates that repair defects in Genomica Products or its Documentation. Technical Support specifically excludes providing scientific expertise or consultation services. Such questions may be submitted to Genomica under a separate consulting agreement.

1.15  Technical Support and Maintenance Agreement

"Technical Support and Maintenance Agreement" means the agreement on Exhibit C attached to this Agreement, as it may be amended from time to time by Genomica, between Genomica and an End-Customer that specifies the terms and conditions under which Genomica will provide Technical Support and product updates to an End-Customer.

Section 2.0  APPOINTMENT AS RESELLER

2.1   Appointment of Reseller

Subject to the terms and conditions of this Agreement, Genomica hereby appoints PEB as an "Authorized Genomica Reseller," with worldwide rights to resell the Genomica Product. This appointment is Exclusive (as defined in Section 2.2) and non-transferable.

2.2   Conditional Exclusivity

PEB and Genomica acknowledge and agree that the grant of Exclusive distribution rights under Section 2.1 herein is in consideration for PEB's on-going achievement of the Sales Milestones (as defined in Exhibit D. Failure on the part of PEB to (i) achieve a Sales Milestone in two (2) consecutive quarters, or
(ii) achieve 75% of the aggregate Sales Milestones for four (4) consecutive quarters, will cause this Agreement to change from a conditionally Exclusive to a non-exclusive Agreement for the remainder of the term of the Agreement. During the first four full calendar quarters of this Agreement, PEB may choose to fulfill its milestone obligations by remitting quarterly payments to Genomica equal to the number of Genomica Product and Technical Support and Maintenance contracts that were to be sold by PEB for that quarter multiplied by the agreed upon fees for Genomica Product and Technical Support and Maintenance contracts to be paid to Genomica pursuant to Exhibit D.

2.3  Effect of Non-Exclusivity

Should this Agreement become non-exclusive, PEB (i) shall have the right to renegotiate the terms and conditions of this Agreement such that they are no less favorable than the terms and conditions under which Genomica or any third party may sell the Genomica Product; (ii) shall have the option at its sole discretion to continue or discontinue any or all activities related to the responsibilities outlined in Sections: 5.4, 5.6, 5.7-5.10, 10.1, 10.2 and 10.5;
(iii) shall not have to manufacture and distribute Genomica Products, pursuant to Section 9 of this Agreement, that are not sold by PEB; (iv) may require that no PEB Trademarks be associated with Genomica Products that are not sold by PEB.

2.4  Relationship as Asset

Both parties agree that the relationship established in this Agreement is a valuable business asset, and subject to Section 17.4 agree at all times, and in good faith, to promote and protect the interests of the other party, as described herein.

Section 3.0        GENOMICA PRODUCT LICENSE GRANT

3.1  Distribution License

3.1.1  Distribution License Grant

Subject to the terms and conditions of this Agreement, Genomica hereby grants to PEB, under all of Genomica's intellectual property rights in and to the Genomica Product, a conditionally Exclusive (as described in Section 2.2 above), non-transferable license, without right of sublicense, to Distribute on worldwide basis: (i) Sold Products directly, or indirectly through other resellers (the "Sub-Distributors") solely to End-Customers, and (ii) Evaluation Products directly or indirectly through Sub-Distributors to End-Customers.

3.1.2  License Grant Restriction

PEB shall have no rights to Distribute Genomica Product Source Code.

3.1.3  End-Customer Licenses

Distribution of the Genomica Products pursuant to Section 3.1.1 above shall only be permitted to End-Customers pursuant to the Software License Agreement between Genomica and the End-Customer, and optionally the End-Customer Technical Support and Maintenance Agreement between Genomica and the End-Customer, attached as Exhibits B and C respectively, as may be amended from time to time by Genomica, subject to the requirement that such amendments not interfere with or impair in any way the terms and conditions of this Agreement.

3.2  Copying License Grant

PEB may and is hereby granted the right and license to make copies of the master copy of the Genomica Product provided to PEB pursuant to Section 9 solely in support of its rights granted in this Section 3, and such copies may be Distributed strictly in accordance with the provisions specified in Section 9.

3.3  Evaluation, Training and Demonstration License Grant

Subject to the terms and conditions of this Agreement, Genomica grants to PEB a nontransferable evaluation, training and demonstration license to use and reproduce the Genomica Product and its associated Documentation, solely (i) for training PEB employees on the use of the product, and (ii) demonstrating Genomica Products to potential End-Customers. Licenses issued pursuant to this
Section 3.3 may not be used by PEB or any of its subsidiaries or affiliates for its own research or the research of its subsidiaries or affiliates.

3.4  Development License Grant

PEB may, at no cost, use properly acquired Genomica Products to develop and test the integration of the GeneMapper Product with the Genomica Product. Genomica shall provide PEB, at no cost, technical support for these licenses.

3.5  Documentation License Grant

Genomica hereby grants to PEB a non-transferable license to reproduce, and distribute unmodified Documentation to End-Customers.

3.6  Proprietary Notices

PEB agrees that each copy of the Genomica Product and Documentation shall include reproductions of the copyright notices and other proprietary legends of Genomica and its suppliers, in Object Code format or otherwise, which accompany such items. PEB shall not remove, efface or obscure any copyright notices or other proprietary notices or legends from any Genomica materials provided hereunder.

3.7  Ownership

Genomica shall retain all right, title and interest, including all intellectual property rights, in and to the Genomica Product (including, but not limited to, Object Code and Source Code formats) and Documentation. PEB shall retain all right, title and interest, including all intellectual property rights, in and to the GeneMapper Product (including, but not limited to, Object Code and Source Code formats) and Documentation.

3.8  Derivative Rights

Both parties acknowledge that only the Source Party is permitted to enhance, improve, modify or change a Source Party Product. Both parties further agree that any and all enhancements, improvements, modifications, and changes of any sort to a Source Party product and documentation (such as, but not limited to, addition of new functionality, creation of new algorithms, design changes, code changes, ideas, concepts, know-how, approaches, processes, methodologies and techniques) regardless of origin, are the exclusive property of Source Party. The non-Source Party agrees to assign to the Source Party all of its right, title and interest in and to each enhancement, improvement, modification and change, and further agrees to execute any and all documents requested by the Source Party in order to perfect the Source Party's right in same.

3.9  Remedies

3.9.1  Improper Copying or Distribution

The parties acknowledge that any copying, use or distribution of the Genomica Product or the GeneMapper Product not explicitly authorized by this Agreement is a breach of this Agreement and an infringement of the parties' rights in and to their respective products. In the event of such breach, and in addition to and not in lieu or limitation of any other remedies to which it may be entitled, each party shall be entitled to equitable relief to terminate such unauthorized activities, as well as to monetary relief at law and in equity.

Section 4.0  REPRESENTATIONS AND OBLIGATIONS

4.1  Product Feedback

Each party agrees promptly to report in writing to the Source Party all suspected and actual problems with any Source Party product.

4.2  Representations on Behalf of the Other Party

Each party shall refrain from making any representations, warranties or guarantees to End-Customers with respect to the specifications, features or capabilities of the other party's products that are inconsistent with the Documentation provided by Genomica and generally available product documentation provided by PEB. The Source Party shall have no obligation to honor any warranties that the other party makes or is deemed to have made to its End-Customers with respect to any Source Party product. Each Source Party is responsible only for the warranties provided by the Source Party in the license agreement under which the product is made available to Source Party's End-Customer.

4.3  Ethical Conduct

Both parties agree to exhibit the highest level of ethical conduct when dealing with End-Customers. In particular, each party agrees to (i) conduct business in a manner that reflects favorably at all times on the products, goodwill and reputation of the other party, (ii) avoid deceptive, misleading or unethical practices that are or might be detrimental to the other party or its products and (iii) refrain from making any false or misleading representations with regard to other party, the other party's products, or the relationship between the parties.

4.4  Representations

Each party hereby represents, warrants and covenants that (i) it is not restricted in any way, by agreement or otherwise, from entering into this Agreement and performing any of its responsibilities as described herein; and
(ii) that neither the execution nor performance of this Agreement will breach any agreement or other obligation to keep in confidence, or to refrain from using, the confidential, proprietary or trade secret information of a former employer, another client or any other person or entity; and (iii) will not use any such information in connection with performing its responsibilities as described herein.

Section 5.0  MARKETING AND LAUNCH SUPPORT

5.1  Appointment of Principal Marketing Contact Person

Each party shall assign a principal marketing contact person as its principal contact to coordinate the Genomica Product requirements gathering and related marketing activities. Such manager may be changed at the discretion of the naming party.

5.2  Datasheet Development

Genomica shall develop, with assistance from PEB, a Genomica Product datasheet that shall be the primary printed marketing literature to be provided to potential customers in presales situations (the "Datasheet"). PEB shall have the right to approve the Datasheet. Genomica shall, at its own expense, print and deliver to a single, pre-specified PEB address in the United States, one thousand (1000) copies of the Datasheet. The payment for printing of additional Datasheets shall be mutually agreed to by the parties prior to the printing.

5.3  Genomica Collateral Material

PEB agrees to include mutually approved Genomica collateral material with each Evaluation Copy and Sold Copy of the Genomica Product. The cost of printing such collateral materials and shipping them to PEB for inclusion in Genomica Products shall be borne solely by Genomica. The parties agree that a Genomica corporate overview/description and a datasheet that describes an upgrade from the Genomica Product to a more feature-rich version of the Genomica Product will be included. All other Genomica collateral materials must be mutually agreed to in writing.

5.4  Tag-Along Marketing

PEB agrees that Genomica may participate, at Genomica's expense, in any GeneMapper Product-related marketing activities. PEB agrees to provide Genomica with sufficient, advanced written notification of all such activities, so that Genomica may have adequate time to prepare any required marketing materials.

5.5 Advertising

Either party may create and place print and on-line advertisments that reference the other party's product. Any such advertisment may not be placed until first having been approved in writing by the non-creating party. The cost of designing and placing each advertisment shall be borne by the originating party. Genomica agrees to take reasonable efforts to advertise the Genomica Product in print publications.

5.6 Co-Marketing Responsibilities

PEB shall use reasonable commercial efforts to promote the acceptance and licensing of the Genomica Product. PEB shall promote the Genomica Product in a commercially reasonable manner and will transmit Genomica-supplied information and promotional materials to potential customers as reasonably necessary.

5.7 Industry Events

The parties agree to use commercially reasonable efforts to mutually identify and participate in such industry-sponsored events as may be mutually acceptable to jointly publicize and promote the GeneMapper Product and Genomica Product. Each party hereby offers the other party, at no cost, a demonstration station in its booth. Acceptance of any such offer is at the sole discretion of the party receiving the offer.

5.8 Users Conference Participation

During the term of this Agreement, each party guarantees the other party the opportunity to attend and participate each other's respective Users Conferences. There shall be no participation fee charged to the attending party by the hosting party; however, the attending party shall be responsible for its own travel and living expenses.

5.9 PEB Internal Sales Meetings

During the term of this Agreement, PEB shall make available to Genomica a presentation opportunity at internal PEB sales meetings in which Genomica shall provide Genomica Product information to PEB personnel.

5.10 Sales Training

At a frequency of once per calendar quarter, or more frequently if mutually agreed upon in writing by the parties, Genomica shall provide training to a minimum of five (5) PEB's sales personnel and/or distribution channel personnel at a time, at a mutually agreed upon location. PEB shall bear the costs of securing the training facility and the reasonable and actual travel and living expenses of the Genomica instructor. Genomica shall bear the cost of paying for its instructors time. The parties agree, at the earliest possible opportunity, that Genomica shall provide sales training to all GeneMapper Product sales personnel in conjunction with PEB regularly scheduled sales training.

5.11  Sales Binder

The parties agree to collaborate on the development and on-going maintenance of a sales binder that shall contain information to assist PEB sales personnel in selling the Genomica Product.

5.12  Mutual References

At a mutually agreed time, but no later than thirty (30) days after the Effective Date:

(a) Each party shall provide a statement of written endorsement of the other party (the "Quotation") from an executive (Vice President level or higher) providing a positive representation of the other party (the company) and its products, which may be included in press releases and promotional materials in all formats (including, but not limited to printed and electronic);

(b) Genomica and PEB shall issue a joint press release, announcing the relationship contemplated by this Agreement with mutual endorsements for PEB and Genomica Products;

(c) Pursuant to Section 6, Genomica and PEB each grant to the other party, the right to include the logo of the other party on its respective website, a hyperlink to the other party's Website and a mutually agreed upon description of the relationship contemplated by this Agreement with mutual endorsements for PEB and Genomica Products.

5.13  Promotional Materials

Pursuant to Section 6, the parties hereto agree that each may use the other's name, logo, and Quotation on the other's promotional materials for the GeneMapper Product and Genomica Product respectively, in all formats (including, but not limited to printed and electronic), at no cost to such party.

5.14  Evaluation, Training and Demonstration License Grant

Subject to the terms and conditions of this Agreement, PEB grants to Genomica a nontransferable evaluation, training and demonstration license to use and reproduce the GeneMapper Product and its associated Documentation, solely (i) for training Genomica employees on the use of the product, and (ii) demonstrating GeneMapper Product to potential End-Customers. Licenses issued pursuant to this Section 5.14 may not be used by Genomica or any of its subsidiaries or affiliates for its own research or the research of its subsidiaries or affiliates.

Section 6.0  BRANDING AND TRADEMARKS

6.1  Dual-Branding

The parties agree that the Genomica Product marketing materials shall be dual-branded, including both the Genomica and PEB trademarks. The parties further agree that Genomica Product materials and product-related artwork designed by Genomica shall be designed at the sole discretion of Genomica, but shall include the appropriate PEB logo(s) as designed by PEB. These materials shall include appropriate items listed in Exhibit F, as well as, but not limited to the Genomica Product splash screen.

6.2  Trademarks

Each party acknowledges that the symbols, trademarks and service marks adopted by the other party or its suppliers to identify its products, as set forth in Exhibit E attached to this Agreement (the "Trademarks"), including any modifications hereinafter furnished by one party to the other, belong to the owning party and its suppliers and that the non-owning party shall have no rights in such Trademarks except as expressly set forth herein. At no time during or after the term of this Agreement will either party challenge or assist others to challenge the Trademarks, or the registration thereof, or attempt to register any trademarks, service marks or trade names confusingly similar to those of the other party or that tend to dilute the distinctive quality of any of such trademarks.

6.3  Use of Trademarks

During the term of this Agreement, each party may, when marketing the GeneMapper Product or Genomica Product, use in a way that will not impair or lessen the brand equity, the other party's Trademarks in the advertising and promotional media, provided that the party using such Trademarks receives advance authorization from the Owning Party of any such use. The Owning Party may in its sole and unrestricted discretion approve or not approve all materials that reference the Owning Party, its products, its Trademarks or the relationship created by this Agreement; such approval shall not be unreasonably withheld. Upon termination of this Agreement for any reason, the Using Party immediately shall cease all use of the Owning Party's Trademarks and cease all reference to the Owning Party. At the Using Party's election, the Using Party shall destroy or deliver to the Owning Party all materials in the using party's control or possession which bear such Trademarks, and if requested by the Owning Party, shall certify in writing as to the destruction of such materials.

Section 7.0 GENOMICA PRODUCT DEVELOPMENT

7.1  Appointment of Project Manager

Each party shall assign a Project Manager as its principal technical contact with the authority to act for its company in all technical decision making regarding the integration of the GeneMapper Product and the Genomica Product. Such manager may be changed at the discretion of the naming party.

7.2  Development Schedule Sharing

Both parties agree that the respective project managers shall hold conference calls on a regular basis to share their respective software development schedules, product definitions, and all other necessary and relevant technical specifications needed to ensure the integration of the GeneMapper Product and the Genomica Product and to implement this Agreement.

7.3 Integration Definition

Both parties agree to dedicate the necessary resources to define the initial and on-going integration of the GeneMapper Product and the Genomica Product according to the terms of this Agreement.

7.4 Integration Testing

Genomica shall have primary responsibility for integration testing, and PEB agree to dedicate the necessary resources to ensure the successful initial and on-going integration of the Genomica Product and GeneMapper Product. The parties shall work together to develop and define compliance tests for the integration of the Genomica Product and GeneMapper Product.

7.5 GeneMapper Product License Grant

PEB shall provide to Genomica at no cost, sufficient GeneMapper Product licenses to develop and test the integration of the GeneMapper Product with the Genomica Product. PEB shall provide Genomica, at no cost, technical support for these licenses.

7.6 Beta Sites

At the request of Genomica, PEB will solicit and help establish beta test sites for the Genomica Product. Genomica will be responsible for administering any Genomica Product beta test program.

7.7 Pre-Release Evaluation Program Participation

PEB shall participate in Genomica's pre-release evaluation programs, if requested by Genomica. Such participation shall include, without limitation, testing and evaluating new Genomica products and new versions of existing Genomica products, and reporting to Genomica on a timely basis any inconsistencies or defects found during such testing and evaluating processes.

7.8 Genomica Product Updates

During the Term of this Agreement, Genomica shall (within the constraints of its development resources, and in congruence with its business model) make reasonable efforts to update, revise, and modify the Genomica Product so that it remains compatible with future releases of the GeneMapper Product. PEB shall provide sufficient advance notification to Genomica of the feature changes for each subsquence release of the GeneMapper Product so as to provide Genomica with reasonable time to evaluate and understand the GeneMapper changes and plan for and implement appropriate updates to the Genomica Product. Genomica will make reasonable efforts to ensure that it updates the Genomica Product in such a manner as to ensure interoperability of the Genomica Product with the GeneMapper Product.

7.9 Retiring Genomica Product

Genomica shall provide End-Customer licensees of its Genomica Product with reasonable notice (no less than six (6) months), prior to retiring or withdrawing support for the Genomica Product. Upon receipt of such notice, PEB immediately may terminate this Agreement, by providing thirty (30) days written notice to Genomica.



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7.10  Retiring GeneMapper Product

PEB shall provide Genomica with reasonable notice (no less than six (6) months), prior to retiring or withdrawing support for the GeneMapper Product. Upon receipt of such notice, Genomica immediately may terminate this Agreement, by providing thirty (30) days written notice to PEB.

7.11  Ownership of Integration Intellectual Property

Any and all intellectual property, including patent rights, copyrights, trade secrets and confidential information, developed in the course of integrating the Genomica Product with the GeneMapper Product and which cannot be clearly shown to belong exclusively to a Source Party shall be owned jointly as to all right, title and interest equally by both parties.

Section 8.0  TECHNICAL SUPPORT

8.1   End-Customer Technical Support by Genomica

Genomica shall, at its own expense, be solely responsible for providing Technical Support to End-Customers in North America and Europe. Genomica shall provide valid End-Customer Technical Support licensees with Technical Support and Genomica Product updates according to the terms and conditions of the Technical Support and Maintenance Agreement sold to the End-Customer. Genomica shall have no obligation to provide Technical Support or product updates to End-Customers who do not have in place a valid Technical Support and Maintenance Agreement at the point in time when the request for support or product update is made.

8.2   End-Customer Technical Support by PEB

8.2.1  PEB Responsible For Total Customer Support

PEB retains rights and responsibilities for worldwide, total customer support and customer satisfaction for systems sold to its customers, which include instruments, reagents and software (which may include the Genomica Product). Within the context of PEB's overall responsibility for customer support, Genomica has the responsibility for providing Technical Support to Genomica Product End-Customers as described in this Section 8.2.

8.2.2  Technical Support Outside of North America and Europe

PEB shall, in accordance with the terms specified in the Technical Support and Maintenance Agreement, provide front-line Technical Support to Genomica Product End-Customers outside of North America and Europe. Such support shall consist of product installation and basic product usage support. Genomica shall provide backup support directly to PEB support personnel as described in Section 8.2.6.

8.2.3  Technical Support In North America and Europe

In North America and Europe, should End-Customers call upon PEB to provide Technical Support, PEB's obligation with respect to such inquiries shall be to ensure that the inquiries from End-Customers regarding the use or operation of the Genomica Product are promptly addressed to Genomica via the pre-approved Genomica Technical Support submission means.

8.2.4  Customer Dissatisfaction with Genomica Support

If PEB believes there is a reasonable risk that an End-Customer, who also purchased PEB hardware or reagents, may wish to return any or all of its purchase directly or indirectly as a result of being dissatistifed with the Technical Support provided by Genomica, PEB may provide the End-Customer, at its sole discretion and cost, any Genomica Product Technical Support that it deems necessary.

8.2.5  Technical Support Warranties

With respect to PEB rights and obligations in this Section 8.2, should PEB provide direct Technical Support to an End-Customer in North America or Europe, Genomica shall have no obligation to honor any warranties or to fulfill any obligations that PEB provides to End-Customers with respect to such Technical Support.

8.2.6  Technical Support Assistance from Genomica

In support of Section 8.2, Genomica shall provide appropriately authorized PEB employees with electronic mail, fax, and telephone Technical Support during Genomica's then-current published Technical Support days and times. Under this
Section 8.2.6, Genomica shall not provide support to PEB or any affiliate or subsidiary who is using the Genomica Product for research purposes, unless the entity requesting support is also an End-Customer with a valid Technical Support and Maintenance Agreement in place with Genomica.

8.3  GeneMapper Product Technical Support Requests to Genomica

PEB shall, at its own expense, be solely responsible for providing Technical Support to GeneMapper Product customers. PEB shall ensure that all questions from GeneMapper Product customers regarding the use or operation of the GeneMapper Product are addressed to and answered by PEB. Genomica shall refer any questions regarding the GeneMapper Product to PEB. PEB shall be solely responsible for, and Genomica shall have no obligation to honor, any warranties that PEB provides to its customers with respect to the GeneMapper Product.

8.4  Evaluation Product Support

Any Technical Support provided to Evaluation Product licensees shall be at Genomica's sole discretion.

Section 9.0        MANUFACTURING AND DISTRIBUTION

9.1  Materials Hand-off

For each release of the Genomica Product, Genomica shall provide to PEB, according to a mutually agreed upon product schedule, the final bill of materials for producing a Genomica Product for Distribution. The materials included in a "Hand-off" are more fully described on Exhibit F attached to this Agreement, as it may be amended from time to time by Genomica, subject to prior approval by PEB.

9.1.1  Materials Acceptance

PEB shall, upon receipt of final materials from Genomica for a given Genomica Product release, have ten (10) business days to inform Genomica in writing of any perceived quality problems with the final materials provided. Upon receipt of written notification of quality issues, Genomica shall employ best efforts to correct any mutually agreed upon problems and resubmit final materials to PEB for re-acceptance. Barring any such written notification, the final materials shall be deemed accepted by PEB.

9.2  CD Manufacturing and Quality Assurance

Genomica shall provide to PEB a Master CD containing the final software to be replicated on Genomica Product CDs intended for End-Customer Distribution. PEB shall, at its own expense, reproduce the Genomica Product CDs using the contents of the Master CD. PEB shall also imprint the artwork provided by Genomica onto the CD itself and its associated Jewel case coverings. PEB shall be solely responsible for the quality of the CD manufacturing process and the appearance and readability of the resulting CDs.

9.3  Documentation Manufacturing and Quality Assurance

Genomica shall provide to PEB Postscript versions of the final Documentation manuals, Postscript artwork for the Documentation manual covers, and complete manufacturing specifications. PEB shall, at its own expense, reproduce according to the supplied manufacturing specifications, the Genomica Documentation manuals using the Postscript files provided by Genomica. PEB shall be solely responsible for the quality of the Documentation manufacturing process and the appearance and readability of the resulting Documentation manuals.

9.4  Shipping Container Manufacturing and Quality Assurance

Genomica shall provide to PEB Postscript versions of the artwork for the shipping container, and complete manufacturing specifications. PEB shall, at its own expense, manufacture the shipping containers according to the supplied manufacturing specifications, imprinted with the shipping container artwork provided by Genomica. PEB shall be solely responsible for the quality of the shipping container manufacturing process and the appearance of the resulting shipping containers.



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9.5 Genomica Product Package Assembly

Genomica shall provide PEB with package assembly specifications. PEB shall, at its own expense, assemble a Genomica Product package according to the supplied manufacturing specifications.

9.6 Genomica Sign-off

PEB shall provide to Genomica one complete Genomica Product Package Assembly for Genomica quality assurance inspection. Genomica shall have three (3) business days from receipt of the Genomica Product Package Assembly to respond in writing to PEB if Genomica believes there is a quality assurance problem with the supplied Genomica Product Package Assembly. PEB shall take appropriate steps to remedy any such quality assurance issue identified by Genomica, and shall resubmit a revised Genomica Product Package Assembly for re-inspection by Genomica.

9.7 Genomica Product Inventory

PEB shall, at its own expense, be responsible for maintaining an adequate supply of Genomica Product inventory to meet its predicted sales demands and drop-shipment time obligations.

9.8 Genomica Product Distribution

PEB shall, at its own expense, be responsible for shipping Genomica Product packages to End-Customer delivery addresses.

9.9 Distribution of Current Materials

PEB agrees, at all times, to Distribute the most current materials to new End-Customers. On a frequency of no more than once a quarter, PEB shall distribute the most current materials to current Technical Support and Maintenance End-Customers.

9.10 Evaluation Product Distribution

PEB agrees to manufacture and Distribute an Evaluation Product with every GeneMapper Product. The reasonable cost to manufacture Evaluation Product CDs shall be borne by Genomica. PEB shall, in the calendar quarter in which the Evaluation Product CD production costs are incurred, deduct the production costs from the revenue due Genomica for that calendar quarter per Section 11 of this Agreement.

9.11  Update Product Distribution

PEB agrees to manufacture and distribute, on a timely basis, all Genomica Product upgrades that End-Customers are entitled to receive under a valid Technical Support and Maintenance Agreement. PEB shall have no obligation to send Genomica Product upgrades to North American and European End-Customers who have purchased their second or subsequent years of Technical Support and Maintenance directly from Genomica pursuant to Section 10.4. PEB shall provide to Genomica, at Genomica's written request, a specific number of Genomica Product upgrade packages so that Genomica may provide such upgrades directly to its Technical Support and

Maintenance End-Customers. The reasonable cost to manufacture Genomica Product upgrade shall be borne by Genomica. PEB shall, in the calendar quarter in which the Genomica Product upgrade production costs are incurred, deduct the production costs from the revenue due Genomica for that calendar quarter per
Section 11 of this Agreement.

Section 10.0  SALES, ORDER PROCESSING AND COLLECTIONS

10.1  PEB Sales Material

PEB agrees that the Genomica Product shall be included on all PEB price lists that include the GeneMapper Product or a product that bundles the GeneMapper Product during the term of this Agreement.

10.2  PEB Sales Effort

PEB shall use commercially reasonable efforts to sell the Genomica Product in manner intended to achieve or exceed the Sales Milestones of Exhibit D, employing an effort level and distribution channels at least equal to what PEB uses to sell the GeneMapper Product.

10.3  Genomica Presales Support

At the request of either party, Genomica personnel may, but are not required to, assist PEB with presales activities that have the potential to sell the GeneMapper Product and the Genomica Product. Such activities shall include, but are not limited to: (i) making customer sales calls, (ii) preparing client proposals, (iii) capturing requirements for future revisions to the Genomica Product, and (iv) other activities reasonably deemed necessary and agreed to by the parties. Unless otherwise specified and agreed to in writing prior to work being performed, each party shall be responsible for its own costs incurred in any marketing and sales activities.

10.4   Sale of Technical Support and Maintenance Contracts

Genomica hereby grants PEB the right to sell Genomica Technical Support and Maintenance contracts to PEB End-Customers. PEB shall not be permitted to sell renewal technical support licenses for any Genomica Product in North America and Europe. All renewal technical support for North America and European End-Customers for years two and subsequently, shall be sold exclusively by Genomica or its authorized representatives.

10.4.1  Notification of Technical Support and Maintenance Sale

PEB shall immediately notify Genomica of each End-Customer who purchases Technical Support and Maintenance. Unless Genomica knows that an End-Customer is a valid support customer, it is not required to provide the End-Customer with support. Genomica shall not be liable for failing to provide support to those customers who request support before notification of their support purchase has been received from PEB.

10.5  Sales Leads

Included in PEB's quarterly reports to Genomica, as described in Section 11.3, PEB shall provide to Genomica a list of those organizations that (i) purchased the GeneMapper Product; (ii) did not purchase the Genomica Product, (iii) would, in PEB's opinion, have been likely purchasers of the Genomica Product; and (iv) have agreed to be contacted by Genomica. This list shall be constructed and provided by the PEB Product Manager. Genomica shall have the right to contact these organizations directly as part of its market research, and to attempt to sell these organizations any products not covered by this Agreement. Any sale of the Genomica Product resulting from Genomica having spoken with an organization on a report provided by PEB shall be routed through the appropriate PEB sales personnel, and treated as a standard sale of the Genomica Product by PEB. Genomica agrees that information provided pursuant to this Section 10.5 shall be considered confidential, and shall be governed by the terms of Section
13. Genomica also agrees that in pursuing these sales leads that it will not represent itself as an entity of PEB.

10.6  Order Processing

PEB shall process all Genomica Product orders from its sales personnel. Order processing shall involve all necessary activities from taking the order to ensuring delivery of the Genomica Product package to the End-Customer.

10.7  Collections

PEB shall have full responsibility for collecting monies from End-Customer for the sale of Genomica Products and Technical Support and Maintenance contracts. Genomica fees are earned when a Sale occurs, not when collection is completed.

Section 11.0  PAYMENTS TO GENOMICA

11.1  Fees

11.1.1  Payments

During the term of this Agreement, Genomica shall be entitled to receive payments for Sales as specified in Exhibit D, as may be amended from time to time by mutual agreement of the parties.

11.1.2  Fee Payment Schedule

PEB shall pay to Genomica fees as described in Section 11.1.1. All payments will be made within thirty (30) days after the last business day of each calendar quarter for all Genomica Products and Technical Support and Maintenance Agreements Distributed during such quarter, and shall be accompanied by the documentation specified in Section 11.3.

11.1.3  Non Fee-Generating Activities

No fees shall be owed for

11.1.4  Returns

Genomica will provide PEB a credit against payments, as described in Section 11.1.1., for each Genomica Product that an End-Customer returns to PEB for a refund within thirty (30) days from shipment of product by PEB. PEB shall provide documentary evidence of each valid return in conjunction with the quarterly report specified in Section 11.3.

11.2  Payments

11.2.1  Form of Payment

All dollar amounts referred to herein are expressed in U.S. currency. All payments due Genomica shall be made in U.S. currency by wire transfer, unless otherwise specified by Genomica.

11.2.2  Late Payments

Late payments shall incur interest at the rate of per month from the date such payments were originally due.

11.2.3  Right to Challenge

The receipt or acceptance by Genomica of any fee statement or payment shall not prevent Genomica from subsequently challenging the validity or accuracy of such statement or payment.

11.3  Reporting

PEB will provide Genomica within ten (10) days after the end of each calendar month a Monthly Report containing at least the information indicated on Exhibit G, and fifteen (15) days after the end of each calendar quarter a Quarterly Report containing at least the information indicated on Exhibit G summarizing the Genomica fees accrued during the previous quarter. Each report shall be certified as accurate by a duly authorized officer of PEB reciting, on a country-by-country basis, the Genomica Product sold. Such statements shall be furnished to Genomica regardless of whether any GeneMapper Products were sold during the period or whether any actual fees were owed.

11.4  Record Inspection and Audit

11.4.1  Record Keeping and Archiving

PEB shall keep records adequate to verify the requirements of fees and payments to be made pursuant to this Agreement for three (3) full years following the submission of each such fee or payment to Genomica.

11.4.2  Auditing

At a frequency of no more than once a year, PEB shall, upon five (5) days written request from Genomica, provide access to accounting books and records and all other documents and material in

PEB's possession or control with respect to the volume of Sales made pursuant to this Agreement, to Genomica or an independent auditor chosen by Genomica for the purposes of audit.

11.4.3  Underpayment

Subject to challenge by PEB, in the event that such audit by an independent auditor reveals an underpayment by PEB of the actual amount owed Genomica, PEB shall pay the difference plus interest calculated at the rate of per month from the time the underpayment first occurred. If such underpayment is in excess of of the amount for the period in question, PEB shall also immediately reimburse Genomica for the cost of the audit. Disputed underpayments discovered by audits undertaken by Genomica itself shall be subject to the dispute resolution provisions of this Agreement.

11.5  Taxes

PEB agrees that amounts paid pursuant to this Agreement are not subject to sales and use tax. PEB agrees to provide Genomica with satisfactory documentation (including, but not limited to resale exemption or other certificates) supporting such status. PEB agrees that the amounts to be remitted to Genomica are to be the actual amounts due without withholding taxes or other assessments by authorities anywhere in the foreign location. If any withholding tax is imposed under the laws of a country or other taxing jurisdiction outside of the United States on any amounts paid to the Genomica, such amounts will be increased by the amount of the withholding tax. PEB shall be solely responsible for and shall pay any and all amounts required in the foreign location to be withheld, charged, deducted, or assessed against such payment amounts, and will promptly furnish Genomica with certificates evidencing payment of such amounts.

Section 12.0  TERM AND TERMINATION

12.1  Initial Term

This Agreement shall become effective on the Effective Date and shall remain in effect for an initial term of three (3) years thereafter unless the Agreement is terminated as provided below. Upon the expiration of the initial term, this Agreement shall automatically renew for additional one (1) year periods under the same terms and conditions as the previous period, unless the Agreement is terminated as provided below.

12.2  Termination

12.2.1  Breach

If either party defaults in any material obligation under this Agreement and continues in default for a period of thirty (30) days after written notice of default is given to it by the other party, the other party may terminate and cancel this Agreement, in accordance with the provisions of Section 12, upon written notice of termination given to the defaulting party.

12.2.2  Insolvency

Either party may terminate and cancel this Agreement immediately by notice to the other if:

(a)  the other ceases to carry on its business; or

(b) a receiver or similar officer is appointed for the other and is not discharged within thirty (30) days; or

(c) the other admits in writing its inability to pay debts as they mature, is adjudicated bankrupt, or makes an assignment for the benefit of its creditors or another arrangement of similar import; or

(d) proceedings under bankruptcy or insolvency laws are commenced by or against the other and are not dismissed within (30) days.

12.2.3  Acquisition, Change of Control or Merger

Should either party in whole or in part, acquire, be acquired by, or merge with any legal entity that the other party, in its sole discretion, deems to be competitive to its business, the other party may on thirty (30) days' written notice terminate this Agreement upon written notice to party who experienced the event.

12.3  Effect of Termination

Upon termination of this Agreement, (i) the rights and licenses granted to PEB and Genomica pursuant to this Agreement, including but not limited to Sections 3, 5 and 8, shall automatically terminate; (ii) PEB shall certify in writing to Genomica that all unpaid copies of Genomica Products and Documentation have been destroyed or removed from PEB's equipment and inventory except for a sufficient number of copies to fulfill PEB's and support obligations to End-Customers and;
(iii) PEB shall cease all use of Genomica's intellectual property as described herein, including, but not limited to, the Genomica Product, Documentation, and Trademarks.

12.4  Survival

The provisions of Sections 3.6 (Ownership), 13 (Confidentiality), 16 (Limitation of Liability) and 17 (Miscellaneous) shall survive the termination or cancellation of this Agreement for any reason.

Section 13.0  CONFIDENTIALITY

13.1  Obligations

Each party acknowledges and agrees that computer programs, code, algorithms, names and expertise of employees and consultants, know-how, formulas, processes, ideas, inventions (whether patentable or not), schematics and other technical, business, financial and product development plans, customer lists, information regarding distribution channels, forecasts, and strategies, provided to either party hereunder, whether or not such items are marked "Confidential," constitutes the proprietary confidential information (collectively, "Confidential Information") of the disclosing party, and that the other party's protection thereof is essential to this Agreement. Each party shall retain in strict confidence and not disclose to any third party (except as authorized by this Agreement) without the other party's express written consent any and all such information and may only use such information as permitted under this Agreement. The prohibitions contained in this Section 13.1 preclude dissemination of such information to PEB's subsidiaries or affiliates.

13.2   Exceptions

The receiving party shall be relieved of this obligation of confidentiality to the extent any such information that:

(i) was in the public domain at the time it was disclosed or has become in the public domain through no fault of receiving party;

(ii) the receiving party can prove was known to receiving party, without restriction or other obligation of confidentiality, at the time of disclosure as shown by the files of the receiving party in existence at the time of disclosure;

(iii) is disclosed by the receiving party with the prior written approval of disclosing party;

(iv) the receiving party can prove was independently developed by it without any use of disclosing party's confidential information and by employees or other agents of the receiving party who have not had access to any of disclosing party's confidential information; or

(v) becomes known to the receiving party, without restriction, from a source other than the disclosing party without breach of this Agreement by receiving party and otherwise not in violation of disclosing party's rights.

(vi) the receiving party is legally compelled to disclose; provided, however, that prior to any such compelled disclosure, the receiving party will (a) assert the confidential nature of the Confidential Information against the third party seeking disclosure and (b) cooperate fully with the disclosing party in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of such disclosure and/or use of the Confidential Information. In the event that such protection against disclosure is not obtained, the receiving party will be entitled to disclose the Confidential Information, but only as and to the extent necessary to legally comply with such compelled disclosure.

13.3   Confidentiality Agreements

Either party, prior to permitting access by any individual who has a need to know any Confidential Information discussed under this Agreement to any of the other party's Confidential Information, shall enter into a confidentiality agreement with each such individual that (i) incorporates the protections and restrictions set forth herein for the other party's Confidential Information;
(ii) provides that the individual's obligations with respect to the other party's Confidential Information shall continue after termination of the individual's employment, consulting relationship or other relationship with the party; and (iii) provides that the other party is a direct and intended beneficiary of the agreement and entitled to enforce it directly against the individual.

Section 14.0  WARRANTY

14.1  Ownership Warranty

Genomica warrants that it is the owner of the Genomica Product and that it has the right to grant the licenses described in Section 3 above. PEB's sole remedy and Genomica's sole obligation for a breach of this Section 14.1 shall be the obligations set forth in Sections 15.1 and 15.3 below.

14.2  Genomica Warranty Disclaimer

GENOMICA HEREBY DISCLAIMS ALL OTHER WARRANTIES TO PEB OR ITS END-CUSTOMERS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE GENOMICA PRODUCTS, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THE EXPRESS LIMITED WARRANTY STATED ABOVE IS IN LIEU OF ALL LIABILITIES OR OBLIGATIONS OF GENOMICA FOR DAMAGES OR OTHER MONETARY RELIEF INCLUDING, BUT NOT LIMITED TO, INCIDENTAL OR CONSEQUENTIAL DAMAGES OCCURRING OUT OF OR IN CONNECTION WITH THE USE OR PERFORMANCE OF THE GENOMICA PRODUCTS.

Section 15.0  INDEMNITIES

15.1  Indemnity

Genomica shall defend PEB against any claim that the Genomica Product used within the scope of this Agreement infringes a United States patent, copyright, trade secret or United States mask work right, and shall pay any settlements entered into or damages awarded against PEB to the extent based on such a claim, provided that (i) PEB notifies Genomica promptly in writing of the claim; (ii) Genomica has sole control of the defense and all related settlement negotiations; and (iii) PEB provides Genomica with all necessary assistance, information, and authority to perform the above. PEB shall have the right to participate at its expense in any such dispute.

15.2  Exclusions

Genomica shall have no liability for any claim of infringement based on (i) use of other than the latest modification of the Genomica Product provided to PEB with sufficient opportunity for replacement of prior versions of the Genomica Product, if the infringement would have been avoided by use of the latest modification; (ii) modification of the Genomica Product by PEB without knowledge and approval if the infringement would have been avoided without such modification; or (iii) the combination or use of the Genomica Product furnished hereunder with materials not furnished by Genomica if such infringement would have been avoided by use of the Genomica materials alone and where the Genomica Product may be used in isolation for its intended purposes without such infringement.

15.3  Exclusive Remedies

In the event a Genomica Product is held to, or Genomica believes is likely to be held to, infringe a United States patent, copyright, United States trade secret or United States mask work right, Genomica shall without limiting its indemnification obligations hereunder, have the right at its sole option and expense to (i) substitute or modify the Genomica Product so that it is non-infringing; or (ii) obtain for PEB a license to continue using the Genomica Product; or (iii) if (i) and (ii) are not reasonably practicable, remove the infringing Genomica Product or Products from the list of Genomica Products that PEB may resell.

15.4  Sole Obligation

The foregoing states the sole obligation and exclusive liability of Genomica (express, implied, statutory, or otherwise) for infringements or claims of infringement of any patent, copyright, trademark, trade secret, or other intellectual property right.

15.5  PEB Indemnity

Except for warranty claims for which Genomica is liable under Section 14 and infringement claims covered by Section 15.1, PEB agrees to indemnify and hold Genomica harmless from and against any cost, loss or expense (including attorney's fees) resulting from any and all claims by third parties for loss, damage or injury (including death) allegedly caused by the actions of the PEB, its agents or employees resulting from the acts, representations, or omissions of the PEB with respect to the Genomica Product or any part or parts thereof, including its Sale, Distribution and use, provided that (a) Genomica notifies PEB promptly in writing of the claim; (b) PEB has sole control of the defense and all related settlement negotiations; and (c) Genomica provides PEB with all necessary assistance, information, and authority to perform the above. Genomica shall have the right to participate at its expense in any such dispute.

15.6  Sole Obligation

The foregoing states the sole obligation and exclusive liability of PEB (express, implied, statutory, or otherwise) for infringements or claims of infringement of any patent, copyright, trademark, trade secret, or other intellectual property right.

Section 16.0  LIMITATION OF LIABILITY

EXCEPT WITH REGARD TO BREACHES OF SECTION 13 OR 15, IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING OUT OF THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO LOSS OF ANTICIPATED PROFITS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL GENOMICA'S LIABILITY FOR ANY AND ALL CLAIMS RELATING TO OR ARISING FROM THIS AGREEMENT OR THE ACTIVITIES CONDUCTED HEREUNDER EXCEED THE AMOUNTS PAID TO GENOMICA

BY PEB IN THE TWELVE MONTH PERIOD PRECEDING THE DATE THE ALLEGED LIABILITY ACCRUED.

Section 17.0  MISCELLANEOUS

17.1  Confidentiality of Agreement

Both Genomica and PEB agree that the terms and conditions of this Agreement shall be treated as confidential information and that no reference to the terms and conditions of this Agreement or to activities pertaining thereto can be made in any form without the prior written consent of the other party; provided, however, that the general existence of this Agreement shall not be treated as confidential information and that either party may disclose the terms and conditions of this Agreement:

(i)    as required by any court or other governmental body;

(ii)   as otherwise required by law;

(iii)  to legal counsel of the parties;

(iv) in confidence, to accountants, banks, proposed investors, and financing sources and their advisors;

(v) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; or

(vi) in confidence, in connection with a merger or acquisition or proposed merger or acquisition, or the like.

17.2  Solicitation

Both parties acknowledge that their relationships with their employees are valuable business assets. Both parties agree that, during the term of the Agreement and for six (6) months thereafter, neither shall, directly or indirectly divert or attempt to divert any such employee through solicitation or otherwise.

17.3  Assignment

Neither party may assign this Agreement or any rights or obligations hereunder, except by operation of law, without the prior written consent of the other party.

17.4  Parties Independent

In making and performing this Agreement, the parties act and shall act at all times as independent contractors and nothing contained in this Agreement shall be construed or implied to create an agency, partnership or employer and employee relationship between PEB and Genomica or between any party hereto and any officer or employee of the other party. At no time shall any party make commitments or incur any charges or expenses for or in the name of the other party.

17.5  Force Majeure

Neither party shall be liable for any delays in the performance of any of its obligations hereunder due to causes beyond its reasonable control, including but not limited to, fire, strike, war, riots, acts of any civil or military authority, judicial action, acts of God, or other casualty or natural calamity.

17.6  Notices

All notices between the parties shall be in writing and shall be deemed to have been given if personally delivered, sent by certified or registered mail (return receipt), delivered by a national overnight express service, or telecopy to the addresses set forth as follows, or such other address as is provided by notice as set forth herein:

If to Genomica to:

Original to:                               Copy to:

Contract Administrator                           Kenneth S. Rubin
1745 38th Street                                 1745 38th Street
Boulder, Colorado 80301                          Boulder, Colorado 80301

If to PEB to:

Original to:                               Copy to:

     Robert C. Jones                             Matthew P. Ruby
     PE Biosystems                               PE Biosystems, Legal Department
     3833 North First Street                     850 Lincoln Center Drive
     San Jose, CA 95134                          Foster City, CA 94404

Notices shall be deemed effective upon receipt or, if delivery is not effected by reason of some fault of the addressee, when tendered.

17.7  Governing Law; Forum Selection

This Agreement will be governed by the laws of the State of Colorado, without giving effect to choice of law principles.

17.8  Export Regulations

PEB understands that Genomica is subject to regulation by agencies of the U.S. government, including the U.S. Department of Commerce, which prohibit export or diversion of certain technical products to certain countries. PEB warrants that it will comply in all respects with the export and re-export restrictions applicable to the Genomica Products licensed hereunder.

17.9  Government Rights

PEB agrees to (i) identify the Genomica Products in all its proposals and agreements involving the Genomica Product with the United States Government or any contractor for the United States Government; and (ii) identify or mark the Genomica Products provided pursuant to any agreement with the United States Government or any contractor for the United States Government as necessary to obtain protection substantially equivalent to that afforded commercial computer software and related documentation developed at private expense and provided with Restricted Rights as defined in DOD FAR Supplement 48 C.F.R. 252.227-7013(c)(1)(ii) in effect as of May 18, 1987 or any successor regulation.

17.10  Severability

Any term or provision of this Agreement held to be illegal or unenforceable shall, if possible, be interpreted so as to be construed as valid, but in any event the validity or enforceability of the remainder hereof shall not be affected.

17.11  Waiver

The waiver of, or failure to enforce, any breach or default hereunder shall not constitute the waiver of any other or subsequent breach or default.

17.12  Entire Agreement

This Agreement, along with the Exhibits attached hereto and the Joint Development Agreement that are incorporated herein by reference, sets forth the entire Agreement between the parties and supersedes any and all prior proposals, agreements, and representations between them, whether written or oral. This Agreement may be changed only by mutual agreement of the parties in writing.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by duly authorized officers or representatives as of the Effective Date.

[GENOMICA]                                   [PE Biosystems]

By:                                          By:


Name:   Kenneth S. Rubin                     Name:

Title:  EVP of Commercial Development        Title:

Date:   April 7, 2000                        Date:

EXHIBIT A--GENOMICA PRODUCT DESCRIPTION

EXHIBIT B--SOFTWARE LICENSE AGREEMENT

                          Software License Agreement

 Genomica, Inc. ("Licensor" or "Genomica") is willing to license the enclosed software and documentation (the "Software") to you only on the condition that you accept all of the terms in this Agreement.

 Please read these terms carefully before opening, installing, using, accessing or manipulating the Software, as by such actions you acknowledge that you have read this Agreement, understand it and agree to be bound by its terms.

   If you do not agree to these terms, Licensor is unwilling to license the Software to you. You should immediately return this product for a refund.

1. License. You are permitted to install and use the Software in machine-readable form only and solely for your internal business use. You may copy the Software only for backup purposes, provided that you reproduce all copyright and other proprietary notices that are on the original copy of the Software.

2. Restrictions. You may not use, copy, modify, or transfer the Software, or any copy thereof, in whole or in part, except as expressly provided in this Agreement. You may not reverse engineer, disassemble, decompile, or translate the Software, or otherwise attempt to derive the source code of the Software, or authorize any third party to do any of the foregoing, except to the extent allowed under any applicable law. Any attempt to transfer any of the rights, duties or obligations hereunder is void. You may not rent, lease, loan, resell for profit, or distribute the Software, or any part thereof. You may not use the Software to operate a service bureau or otherwise perform services on behalf of third parties.

3. Ownership. The Software is licensed, not sold, to you for use only under the terms of this Agreement, and Licensor reserves all rights not expressly granted to you. You own the media, if any, on which the Software is recorded, but Licensor retains all right, title and interest, including all intellectual property rights, in and to all copies of the Software itself.

4. Trademarks. You may not use the Genomica name or any of its trademarks, trade names, service marks or logos, or indicate any affiliation with Genomica, for any reason, including, but not limited to, in connection with your use, sale or license of any output or results.

5. Term. This Agreement will terminate immediately upon notice to you if you materially breach any term or condition of this Agreement. You agree upon termination to promptly destroy the Software and all copies thereof.

6. Warranty Disclaimer. the Software is provided to you "As Is" and Licensor and its suppliers expressly disclaim all warranties and conditions including the implied warranties or conditions of merchantability, fitness for a particular purpose, and non-infringement. No oral or written information or advice given by Licensor, its employees, distributors, dealers, or agents shall increase the scope of the above warranties or create any new warranties. Additionally, Licensor neither warrants the results achieved by using the Software or the accuracy of any data used in conbination with such Software. Some jurisdictions do not allow the disclaimer of certain implied warranties, so the above disclaimer may not apply to you.

7. Limitation of Remedies. Regardless of whether any remedy set forth herein fails of its essential purpose or otherwise, in no event will Licensor or its suppliers be liable to you or to any third party for any lost profits, lost data, interruption of business, or other special, indirect, incidental or consequential damages of any kind arising out of the use or inability to use the Software or any data supplied therewith, even if Licensor has been advised of the possibility of such loss or damages and whether or not such loss or damages are foreseeable. In no event shall the liability of Licensor exceed the amount received by Licensor from you for this software license. Some jurisdictions do not allow the exclusion or limitation of incidental, consequential, indirect or special damages, so the above limitations may not apply to you.

     8. U. S. Government End Users. The Software is a "commercial item" as that term is defined at FAR 2.101 (Oct 1995), consisting of "commercial computer software" and "commercial computer software documentation" as such terms are used in 48 C.F.R. 12.212 (Sep 1995) and is provided to the U.S. Government only as a commercial end item. Consistent with FAR. 12.212 and DFARS 227.7202 (Jun 1995), all U.S. Government End Users acquire the Software with only those rights set forth herein.

     9. Export Law. The Software and related technology are subject to U.S. export control laws and may be subject to export or import regulations in other countries. You agree to strictly comply with all such laws and regulations and acknowledge that you have the responsibility to obtain such licenses to export, re-export or import as may be required.

     10. General. This Agreement will be governed by the laws of the State of Colorado in the United States of America, without regard to or application of conflicts of law rules or principles. The Federal and State Courts located in Denver County shall have sole jurisdiction over any disputes arising hereunder. If any provision of this Agreement is held to be unenforceable, that provision will be removed and the remaining provisions will remain in full force. This Agreement is the complete and exclusive statement of the agreement between us, which supersedes any proposal or prior agreement, oral or written, and any other communications between us in relation to the subject matter of this Agreement.

     If you have any questions regarding this Agreement or the Software, please contact the party that supplied the Software to you.

         The Software is protected by United States Copyright Law and international treaty.
        Unauthorized reproduction or distribution is subject to civil and criminal penalties.

copyright (C) 2000, Genomica Corporation. All rights reserved. Protected by copyright and licenses restricting use, copying, distribution and decompilation. Genomica and Discovery Manager are trademarks of Genomica Corporation in the United States and other countries.

EXHIBIT C--TECHNICAL SUPPORT AND MAINTENANCE AGREEMENT

                  Software Maintenance And Support Agreement

This Software Maintenance and Support Agreement (the "Agreement") contains the terms and conditions under which Genomica will maintain and support the Software sold to you ("Customer") along with the Software License Agreement (the "License Agreement") between you and Genomica.

  . Definitions. The following words, terms and phrases shall, in this Agreement, have the following meanings, which shall apply equally to both the singular and plural forms of the terms defined:

       1.1 "Defect" means an Incident that is confirmed by Genomica to be the result of the Software not performing in accordance with the Documentation.

       1.2 "Documentation" means the printed or electronic documentation supplied with the Software.

       1.3 "Effective Date" means the date on which the Software was shipped to Customer.

       1.4 "Enhancement" means a Support Request that Genomica determines is a request for a new Software feature, or a change to an existing Software feature that is currently performing according to its respective specification.

       1.5 "Genomica Holidays" means those days publicly disclosed by Genomica to be official company holidays on a country-by-country basis.

       1.6 "Incident" means an occurrence during Customer's use of the Software in accordance with the License Agreement in which Customer believes the Software has failed to work as set forth in the Documentation, or Customer believes the Documentation to be incorrect.

       1.7 "Question" means a question regarding Software installation or configuration, or Customer's general use of the Software.

       1.8 "Software Update" means a revision, patch or work-around, that when applied to the Software or Documentation, shall prevent one or more Incidents from reoccurring.

       1.9 "Support Request" means communication of a Question or Incident from the Customer to Genomica via electronic mail, fax or telephone.

       1.10 "Technical Support" means commercially reasonable efforts, undertaken by Genomica, to provide Customer with answers to Customer Support Requests, or to provide Customer with Software Updates that repair Defects in the Software or its Documentation.

       1.11 "Update Release" means a subsequent release of the Software that includes some Software Updates, upgrades in features, functionality or performance of the Software, but may not include any release, option or future product that Genomica licenses separately.

  .    Support Services

       1.12 Standard Support. Genomica shall provide Customer with electronic mail, fax, and telephone Technical Support every day, excluding weekends and Genomica Holidays, during Genomica's then-published hours in each country where Genomica offers direct Technical Support. Genomica shall provide Customer with a single electronic mail address, fax number and telephone number to be used for submission of all Support Requests. Support hours and contact information may be changed by Genomica at anytime by publicizing the new support information on Genomica's Website.

       1.13 Support Exclusions. Genomica shall not provide Technical Support for: (i) Software that has been modified or altered in any way by Customer; (ii) hardware failures or malfunctions; (iii) use of the Software on a computer system (hardware or operating system version) other than that for which it is licensed

       1.14 Named Individual. Genomica does not offer or guarantee Customer that a particular named individual shall provide any Technical Support services.

  .    Support Request Handling

       1.15 Replication Information. Customer agrees to provide all necessary assistance to aid Genomica efforts to duplicate an Incident.

       1.16 Support Request Closure. A Support Request shall be considered closed upon the occurrence of any of the following: (i) Genomica provides an answer to a Customer Question; (ii) Genomica provides a Software Update that addresses a Support Request; (iii) Genomica acknowledges receipt of a Customer Enhancement request; (iv) Genomica is unable to reproduce the Incident after applying commercially reasonable efforts; (v) Genomica concludes that an Incident is not the result of a Defect in the Software, but is a result of hardware or software not developed by Genomica; (vi) Customer fails to respond to two (2) or more consecutive Genomica communications regarding the Support Request in a ten (10) business day period.

       1.17 Defect Repair. Genomica shall employ commercially reasonable efforts to develop Software Updates or Update Releases to provide corrections to Defects.

       1.18 Enhancement Requests. Support Requests for Software Enhancements shall be reviewed by Genomica for possible inclusion in a future release. Genomica does not guarantee that any such request shall be included in any future release.

  .    Software Releases

       1.19 Software Updates. Genomica shall promptly make available, by download from its Website any Software Updates developed in response to Customer Incidents. Each Software Update, when incorporated into the Software, shall be considered part of the Software and shall thereupon be subject to all of the terms and conditions of the License Agreement.

       1.20 Update Releases. During the term of this Agreement, Customer shall, free of charge, be provided Update Releases. Each Update Release shall be regarded as the Software that it supersedes, and shall thereupon be subject to all of the terms and conditions of the License Agreement. Upon download or other distribution of the Update Release to Customer, the new Update Release shall become the currently supported version of the Software.

       1.21 Support for Non-current Versions. Genomica reserves the right, at any time after a particular Update Release has been superceded by another Update Release, to terminate support with respect to the superceded Update Release. Genomica will not terminate support for any Update Release sooner than ninety
(90) days after the first commercial shipment of such Update Release.

  .    Term and Termination

       1.22 Term. The term of this Agreement shall commence on the Effective Date, and shall end one (1) year thereafter unless renewed or earlier terminated as provided herein below.

       1.23 Renewal. This Agreement may be renewed for an additional term at the end of the current term by Customer's prompt payment to Genomica of Genomica's then-current Technical Support and Maintenance Fee for the Software.

       1.24 Termination. If Customer defaults in a payment or other material obligation under this Agreement and continues in default for a period of thirty
(30) days after written notice of default is given to Customer, Genomica may terminate and cancel this Agreement, upon written notice of termination given to Customer.

  .    Miscellaneous

       1.25 Survival. Sections 6.2 ("Warranty Disclaimers") and 6.3 ("Limitation of Liability") will survive any termination, expiration, or cancellation of the maintenance and support services provided hereunder.

       1.26 Warranty Disclaimers. Genomica does not warrant that any Software Update or Update Release furnished to Customer hereunder will meet Customer's requirements, that the operation of the Software, including any such releases, will be uninterrupted or error-free, or that all Defects will be corrected. The warranties in the License Agreement are exclusive and in lieu of all other warranties, express or implied, including the implied warranties of non-infringement, merchantability, and fitness for a particular purpose.

       1.27 Limitation of Liability. IN NO EVENT SHALL GENOMICA BE LIABLE FOR INDIRECT, CONSEQUENTIAL INCIDENTAL OR SPECIAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING OUT OF THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO LOSS OF ANTICIPATED PROFITS, EVEN IF GENOMICA HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL GENOMICA'S LIABILITY ARISING OUT OF THIS AGREEMENT OR THE BREACH OR TERMINATION OF THIS AGREEMENT EXCEED THE AMOUNTS PAID BY LICENSEE TO PURSUANT TO THIS AGREEMENT. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

       1.28 Force Majeure. Genomica shall not be liable for any delays in the performance of any of its obligations hereunder due to causes beyond its reasonable control, including but not limited to, fire, strike, war, riots, acts of any civil or military authority, judicial action, acts of God, or other casualty or natural calamity.

       1.29 Severability. Any term or provision of this Agreement held to be illegal or unenforceable shall, if possible, be interpreted so as to be construed as valid, but in any event the validity or enforceability of the remainder hereof shall not be affected.

       1.30 Governing Law; Forum Selection. This Agreement will be governed by the laws of the State of Colorado in the United States of America, without regard to or application of conflicts of law rules or principles. The Federal and State Courts located in Boulder County shall have sole jurisdiction over any disputes arising hereunder.

       1.31 Entire Agreement. This Agreement is the complete and exclusive statement of the agreement between the parties, which supersedes any proposal or prior agreement, oral or written, and any other communications between us in relation to the subject matter of this Agreement.

EXHIBIT D--PAYMENTS AND SALES MILESTONES

This exhibit defines the payments due Genomica for the sale of Genomica Products and Technical Support and Maintenance Agreements. It also outlines the specific sales milestones agreed to by the parties.


--------------------------------------------------------------------------------
   Product Description                                     Price
--------------------------------------------------------------------------------
Genomica Product




--------------------------------------------------------------------------------
Technical Support and Maintenance
Agreement
--------------------------------------------------------------------------------




Sales Milestones

--------------------------------------------------------------------------------
Q3'00
--------------------------------------------------------------------------------
Q4'00
--------------------------------------------------------------------------------
Q1'01
--------------------------------------------------------------------------------
Q2'01
--------------------------------------------------------------------------------
Q3'01                            TBD 30 days prior to Q3'01
--------------------------------------------------------------------------------
Q4'01                            TBD 30 days prior to Q3'01
--------------------------------------------------------------------------------
Q1'02                            TBD 30 days prior to Q3'01
--------------------------------------------------------------------------------
Q2'02                            TBD 30 days prior to Q3'01
--------------------------------------------------------------------------------
Q3'02                            TBD 30 days prior to Q3'02
--------------------------------------------------------------------------------
Q4'02                            TBD 30 days prior to Q3'02
--------------------------------------------------------------------------------
Q1'03                            TBD 30 days prior to Q3'02
--------------------------------------------------------------------------------
Q2'03                            TBD 30 days prior to Q3'02
--------------------------------------------------------------------------------

EXHIBIT E--TRADEMARKS

EXHIBIT F--GENOMICA PRODUCT BILL OF MATERIALS


  Quantity                     Item                      Description
-------------------------------------------------------------------------------------------------------------------
     1
-------------------------------------------------------------------------------------------------------------------
     1
-------------------------------------------------------------------------------------------------------------------
     3
-------------------------------------------------------------------------------------------------------------------
     3
-------------------------------------------------------------------------------------------------------------------
     1
-------------------------------------------------------------------------------------------------------------------
     2
-------------------------------------------------------------------------------------------------------------------
     1
-------------------------------------------------------------------------------------------------------------------
    TBD
-------------------------------------------------------------------------------------------------------------------
     1
-------------------------------------------------------------------------------------------------------------------
     1     Software License Agreement                  The "Shrink-wrapped" Software License Agreement
-------------------------------------------------------------------------------------------------------------------
     1     Technical Support and Maintenance           The agreement to be provided in conjunction with the sale of
           Agreement                                   Technical Support and Maintenance
-------------------------------------------------------------------------------------------------------------------

EXHIBIT G--MONTHLY AND QUARTERLY REPORTING FORMAT

MONTHLY REPORT
--------------

Total Number of Units Invoiced during the previous month

PEB's quarterly reports to Genomica shall contain the following information:

For each Genomica Product Sale:

     Organization Name, Customer Name, Address, Telephone, Fax, and Email

     Date of Sale, and date that technical support begins

     Number of Genomica Product Licenses Purchased

Total revenue from sale of Genomica Products

Total payments due Genomica for sales of Genomica Products

Total revenue from sale of Technical Support and Maintenance

Total payments dues Genomica for sales of Technical Support and Maintenance


QUARTERLY REPORT
----------------

All of the information contained in a Monthly Report for Sales Leads pursuant to
Section 10.5:

     Organization Name, Customer Name, Address, Telephone, Fax, and Email

Total number of Genomica Products returned to PEB for refund

Subtract costs associated with production of

Subtract costs associated with upgrade packages sent to Genomica